Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated September 18, 2007

Capped Principal Protected NoteLinked to the S&P 500® Index, MSCI® EAFE Indexand Shares of the iShares® MSCI Emerging Markets Index Fund
September 18, 2007
Final Terms

Issuer:	Eksportfinans ASA

Underlying Basket:

	Bloomberg	Initial Weight
Underlying Index	Ticker	(%)

S&P 500® Index	SPX	60
MSCI® EAFE Index	MXEA	30
iShares® MSCI Emerging Markets Index Fund	EEM	10

Currency:	United States dollars ($ or USD)

Face Amount:	Each note will have a face amount equal to $1,000; $14,525,000 in the aggregate for all the offered notes

We may decide to sell additional notes after the Trade Date but prior to the Settlement Date at an issue price (and underwriting discount and net proceeds) that differs from the Original Issue Price.

Issue Price:	100% of face amount

Denominations:	$1,000, and integral multiples of $1,000 in excess thereof

Trade Date:	September 18, 2007

Settlement Date:	October 10, 2007

Stated Maturity Date:	June 1, 2009, unless postponed due to a market disruption event

Determination Date:	May 8, 2009, unless postponed due to a market disruption event

Initial Underlier Level:	SPX: 1,486.84

MXEA: 2,184.58

EEM: 137.05

Final Underlier Level:	For each underlier, the closing level of each underlier as determined on the Determination Date

SPX Return:	(Final S&P 500® Index level − Initial S&P 500® Index level)/Initial S&P 500® Index level, expressed as a percentage

MXEA Return:	(Final MSCI® EAFE Index level − Initial MSCI® EAFE ® Index level)/Initial MSCI® EAFE Index level, expressed as a percentage

EEM Return:	(Final iShares® MSCI Emerging Markets Index Fund level − Initial iShares® MSCI Emerging Markets Index Fund level)/Initial iShares® MSCI Emerging Markets Index Fund level, expressed as a percentage

Initial Basket Level:	The Initial Basket Level is set at USD 100

Final Basket Level:	Expressed in USD, the sum of: (a) 100; (b) 100 x SPX initial weight x SPX return; (c) 100 x MXEA initial weight x MXEA return; (d) 100 x EEM initial weight x EEM return.

Basket Return:	The result of (i) the Final Basket Level minus the Initial Basket Level divided by (ii) the Initial Basket Level, expressed as a percentage.

Payment Amount:	On the Stated Maturity Date, you will receive an amount in cash per note equal to:

If the Final Basket Level is greater than or equal to the Basket Cap,

Maximum Redemption

If the Final Basket Level is less than the Basket Cap but greater than the Initial Basket Level,

Face Amount + (Face Amount x Basket Return)

If the Final Basket Level is less than or equal to the Initial Basket Level,

Face Amount

Basket Cap:	110% of the Initial Basket Level

Maximum Redemption:	110% of the Face Amount

This note is principal protected.

No interest:	The notes will not bear interest

No listing:	The notes will not be listed on any securities exchange or interdealer market quotation system

CUSIP:	R2188Y569

Net Proceeds to Issuer:	99.75% of face amount

Time of Trade:	11:53 am, September 18, 2007 (NY time)

Disclaimers

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. and certain of its affiliates. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Prospectus contains a more detailed description of the limited relationship MSCI has with The Goldman Sachs Group, Inc. and certain of its affiliates and any related financial securities. No purchaser, seller or holder of this product referenced herein, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“Standard & Poor’s®”, “S&P®”, and “S&P 500®” are registered trademarks of The McGraw-Hill Companies, Inc. and are licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Standard & Poor’s makes no representation regarding the advisability of investing in the notes. The pricing supplement will contain a more detailed description of the limited relationship Standard & Poor’s® has with Goldman, Sachs & Co. and these securities. The foregoing in no way modifies or limits any disclaimers or limitations of liability that the issuer may make to prospective or actual purchasers or holders of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.